UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DUOS TECHNOLOGIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Duos Technologies Group, Inc.

7660 Centurion Parkway, Suite 100

Jacksonville, Florida 32256

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 30, 2024

This proxy supplement, dated September 24, 2024 (the “Supplement"), supplements the definitive proxy statement (the "Proxy Statement") of the Board of Directors of Duos Technologies Group, Inc. (the "Company") filed with the Securities and Exchange Commission on August 16, 2024 relating to the Annual Meeting of Shareholders of the Company to be held on September 30, 2024 at 11:00 A.M., Eastern time, at 7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256. Except as updated by this Supplement, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this Supplement differs from the information in the Proxy Statement, the information in this Supplement applies. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement. Capitalized terms not defined in this Supplement have the meanings set forth in the Proxy Statement.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under "Questions and Answers About the Proxy Materials and our Annual Meeting – what if I went to change any vote or revoke my proxy?" for instructions on how to do so.

As noted in the Current Report on Form 8-K filed by the Company on September 23, 2024 with the Securities and Exchange Commission, on September 19, 2024 the Company issued an aggregate of 344,644 shares of Common Stock upon the exercise by 21 April Fund LP and 21 April Fund Ltd. of warrants to purchase 104,647 and 239,997 shares of Common Stock, respectively. In connection with such exercise, the Company and the 21 April Entities agreed to reduce the exercise price of the warrants to $2.61 per share, and to remove any "blocker" or similar provisions in the warrants. Also, as previously disclosed, the Securities Purchase Agreements pursuant to which the Company issued shares of its Series E Preferred Stock provided that the Company, through December 31, 2024, could not issue shares of Common Stock, with certain exceptions, at a price per share less that the conversion price of the Series E Preferred Stock (which was $3.00) without the consent of the holders of 66.6% of the outstanding shares of Series E Preferred Stock. The holders of the Series E Preferred Stock consented to the issuance of the Common Stock at an exercise price of $2.61 as described above and, in connection therewith, the Company agreed to reduce the conversion price of the Series E Preferred Stock to $2.61. On September 20, 2024, the Company filed Articles of Amendment to its Articles of Incorporation with the Secretary of State of the State of Florida to effect the change.

The shares of Common Stock issued upon exercise of the warrants may not be voted at the Annual Meeting as they were issued after the Record Date. The decrease in the conversion price of the Series E Preferred Stock from $3.00 to $2.61, however, affects the disclosure in the Proxy Statement regarding “Proposal No. 3 – Securities Issuance Proposal”. The 13,625 shares of Series E Preferred Stock that are currently outstanding will be convertible into 5,220,307 shares of Common Stock after the decreased exercise price rather than 4,541,667 shares as stated in the Proxy Statement. The Company currently has no plans to issue more shares of Series E Preferred Stock but, if all the authorized shares of Series E Preferred Stock were issued, they would now be convertible into 11,494,253 shares of Common Stock, rather than 10,000,000 shares as stated in the Proxy Statement.

Moreover, the decrease in the conversion price would affect the calculation of the Adjusted Fully-Diluted Number as discussed in “Proposal No. 5 – To Approve an Amendment Increasing the Number of Shares Issuable Under the 2021 Equity Incentive Plan From 1,000,000 to the Greater of 2,500,000 or a Number of Shares Based on a Formula Tied to the Company’s Fully Diluted Common Equivalent Share Capitalization (Excluding Warrants and Options)”. The Adjusted Fully-Diluted Number increases as a result of the decrease in the conversion price of the Series E Preferred Stock. Using a $2.61 conversion price for the Series E Preferred Stock rather than $3.00, the footnote to the table on page 31 of the Proxy Statement would now read:

“If Proposal No. 3 is approved, the limitation on convertibility of the Series E Preferred Stock will be removed. Without the limitation, this number would be 5,220,307 and the Adjusted Fully-Diluted Number would be 2,675,322.”

For more information regarding the Annual Meeting, please see the Proxy Statement.